Exhibit 99.1

NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP. ANNOUNCES SPECIAL CASH DIVIDEND AND REVOLVING CREDIT AGREEMENT

Melville, New York, Thursday, January 31, 2013......Park Electrochemical Corp. (NYSE – PKE) announced that its Board of Directors has declared a special cash dividend of $2.50 per share payable February 26, 2013 to shareholders of record at the close of business on February 12, 2013.

The Company also announced that it has entered into a five-year revolving credit facility agreement with PNC Bank, National Association. The credit facility agreement provides for loans of up to $52 million to the Company and, subject to the terms and conditions of the agreement, an interest rate on the outstanding loan balance of LIBOR plus 1.15%. The Company intends to use substantially all of the funds borrowed under this credit facility to finance the payment of the special dividend.

The Company expects that this dividend will not be treated as a taxable dividend for Federal income tax purposes.

As explained in the Company’s December 18, 2012 announcement of its regular cash dividend payable February 4, 2013 to holders of record on January 4, 2013, Park’s cash dividends are treated as taxable dividends to the extent of the Company’s current or accumulated earnings and profits in the United States (computed using U.S. Federal income tax principles), with any amount in excess of such current or accumulated earnings and profits treated as a non-taxable return of capital, to the extent of the shareholder’s adjusted tax basis in the holder’s shares, and with any amount in excess of such current or accumulated earnings and profits and the holder’s adjusted tax basis treated as a capital gain. Distributions treated as returns of capital generally reduce the basis in the shares on which the distributions were made, unless the basis is lower than the amount of the distributions in which case the amount by which the distributions exceed the basis is capital gain. As a result, this special dividend will be treated as a long-term capital gain for shareholders with zero-basis stock (including zero-basis founders’ stock), and such shareholders will not be able to treat this dividend as a non-taxable return of capital for Federal income tax purposes.

Shareholders are encouraged to consult their tax advisors to determine the specific effect this special dividend may have on their individual tax situations.

The Company commented that it elected to declare and pay this large special dividend before the end of its current fiscal year ended March 3, 2013 because of uncertainty as to whether dividends paid after the end of the fiscal year would receive the favorable non-taxable return of capital treatment for its shareholders and because of the favorable loan terms currently available to the Company to finance the payment of the special dividend.

Brian Shore, Park’s President and CEO, said: “I would like to take this opportunity to publicly thank PNC Bank for its responsiveness and support in providing the revolving credit facility which will be used to finance the payment of the special dividend. We are looking forward to working with PNC Bank in the future.”

Certain portions of this news release may be deemed to constitute forward looking statements that are subject to various factors which could cause actual results to differ materially from Park’s expectations. Such factors include, but are not limited to, general conditions in the electronics and aerospace industries, Park’s competitive position, the status of Park’s relationships with its customers, economic conditions in international markets, the cost and availability of raw materials, transportation and utilities, and the various factors set forth in Item 1A “Risk Factors” and under the caption “Factors That May Affect Future Results” after Item 7 of Park’s Annual Report on Form 10-K for the fiscal year ended February 26, 2012.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. The Company’s manufacturing facilities are located in Singapore, France, Kansas, Arizona and California. The Company also maintains R & D facilities in Arizona, Kansas and Singapore.

Additional corporate information is available on the Company’s web site at www.parkelectro.com

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